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                                                                     EXHIBIT 5.1

                        KRAMER, LEVIN, NAFTALIS, NESSEN
                                KAMIN & FRANKEL

                                February 8, 1994

Kaiser Aluminum Corporation
5847 San Felipe
Suite 2600
Houston, Texas 77057

Ladies and Gentlemen:


     We refer to the registration statement on Form S-3 (Reg. No. 33-51391), as amended (the "Registration Statement"), filed by Kaiser Aluminum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") relating to the offer and sale by the Company of
Preferred Redeemable Increased Dividend Equity Securities,      % PRIDES,
Convertible Preferred Stock, par value of $.05 per share (the "PRIDES"). Unless otherwise specifically provided herein, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.


     In the connection with the foregoing, we have examined originals, photocopies or conformed copies of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have relied, without independent investigation or verification, upon statements and representations of representatives of the Company, certificates of officers of the Company and certificates of public officials. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all copies submitted to us as conformed copies or photocopies, and the authenticity of the originals of such latter documents.

     Based upon and subject to the foregoing, we are of the opinion that (i) upon designation of the preferences and relative, participating, optional and other special rights, qualifications, limitations or restrictions and other terms of the PRIDES by the Board of Directors of the Company or by a duly authorized committee thereof, and upon the filing with the Secretary of State of the State of Delaware of a Certificate of Designations relating to the PRIDES (the "Certificate of Designations"), the PRIDES, when issued, sold and delivered in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable and (ii) the Common Stock issuable upon conversion or redemption of the PRIDES referred to in clause (i), when issued and delivered upon such conversion or redemption in the manner provided in the Certificate of Designations, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus that forms a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

     Ezra G. Levin, a director of the Company, Kaiser Aluminum & Chemical Corporation, MAXXAM Group Inc., and MAXXAM Inc., and a trustee of Federated Development Company, is a member of our firm.

     We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

                                          Very truly yours,

                                          /s/  Kramer, Levin, Naftalis, Nessen,
                                                 Kamin & Frankel
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                                               KRAMER, LEVIN, NAFTALIS, NESSEN,
                                                 KAMIN & FRANKEL